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                     December 22, 2022

       Raymond Lopez
       EVP, Chief Operating Officer, Chief Financial Officer and Treasurer Bluegreen Vacations Holding Corporation
       4960 Conference Way North, Suite 100
       Boca Raton, FL 33431

                                                        Re: Bluegreen Vacations
Holding Corp
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 4, 2022
                                                            File No. 001-09071

       Dear Raymond Lopez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction